Exhibit 99.1
Hanesbrands Inc.
1000 East Hanes Mill Road
Winston-Salem, NC 27105
(336) 519-8080

news release

FOR IMMEDIATE RELEASE

News Media, contact:	Matt Hall, (336) 519-3386
Analysts and Investors, contact:	Brian Lantz, (336) 519-7130
HANESBRANDS REPORTS FISCAL 2010 RESULTS AND FISCAL 2011 GUIDANCE
2010 Net Sales Increased by 11% to $4.3 Billion, Fueled by Accelerated Growth Rates in Each Consecutive Quarter; 2010 Earnings Per Share Were $2.16
For 2011, Hanes Discusses Guidance for Continued Double-Digit Sales Growth
WINSTON-SALEM, N.C. (Jan. 27, 2011) — HanesBrands (NYSE: HBI) today reported its fourth-quarter and full-year 2010 results, completing a successful year of double-digit net sales growth and increased earnings per share.
Hanes’ net sales for the year increased by 11.2 percent to $4.33 billion, driven by significant share gains and consecutive quarterly sales growth rates of 8 percent, 9 percent, 11 percent and 16 percent, respectively. Earnings per share were $2.16, compared with $0.54 last year, and exceeded the company’s previous guidance of $2.07 to $2.12 as a result of lower-than-expected expenses related to debt refinancing.
For 2011, Hanes expects continued double-digit growth with projected net sales of approximately $4.85 billion to $5.0 billion and EPS of approximately $2.60 to $2.80.
“We had a great year in which we significantly exceeded our initial sales expectations by generating double-digit growth and gaining significant market share,” Hanes’ Chairman and Chief Executive Officer Richard A. Noll said. “Our growth platform is working and we are focused on continued share gains. With our strong brands and global supply chain, we are in good position to address the challenges of inflation with our retail partners and continue increasing sales and market share.”
2010 Financial Highlights and Business Segment Summary
Fourth-quarter 2010 EPS of $0.29 reflects a reduction of $0.14 for expenses related to debt refinancing. The company had previously estimated that debt-refinancing expenses would reduce EPS by $0.20 in the quarter. As expected, the quarter’s EPS was also impacted by higher cotton costs and higher expenses to service sales growth.
Last year’s fourth-quarter EPS was a loss of $(0.01), including the impact of $0.57 for debt refinancing and restructuring and related costs. Excluding these expenses, the company would have earned $0.56 in last year’s fourth quarter.

HanesBrands Reports Fiscal 2010 Results and Fiscal 2011 Guidance — Page 2
Sales growth for the year and fourth quarter were driven by significant market-share gains, positive retail sell-through of the company’s products, and retail inventory restocking. Net shelf-space and distribution gains contributed 5 percentage points of growth in the fourth quarter and 6 percentage points for the year. The Gear For Sports acquisition, completed Nov. 1, 2010, added 4 percentage points of sales growth in the fourth quarter.
“Our sales growth in 2010 was broad-based with increases in nearly every country and in every category except sheer hosiery,” Noll said. “Sales increased with nine of our top 10 U.S. customers, led by impressive market share growth, most notably in men’s underwear with share growth of nearly 5 points and share growth of 1 to 2 points each for socks, activewear, plus-size women’s apparel, and bras.”
Key business segment highlights include:
•	Innerwear segment sales increased 12 percent in the fourth quarter and 10 percent for the year. Male underwear full-year sales were up 19 percent, in part on the strength of product innovation such as Hanes Lay Flat Collar T-shirts and Hanes Comfortsoft waistband briefs and boxers. Innerwear operating profit decreased 10 percent in the fourth quarter, reduced by input-cost inflation and service expenses, and increased 12 percent for the full year.

•	Outerwear segment sales increased 31 percent in the fourth quarter and 20 percent for the year with across-the-board strength in retail activewear (Champion), retail casualwear (Just My Size) and wholesale casualwear (Hanes). The segment’s operating profit was down slightly in the fourth quarter and increased 46 percent for the year.

•	International segment sales increased 21 percent in the quarter and 16 percent for the year, and operating profit increased by approximately 33 percent in both time periods. Excluding foreign currency exchange rates, international sales increased 18 percent in the quarter and 11 percent for the year.
2011 Guidance and Macro Trend Discussion
Following strong performance in 2010, Hanes expects continued double-digit growth in 2011 with projected net sales of approximately $4.85 billion to $5.0 billion, compared with $4.33 billion in 2010, and EPS of approximately $2.60 to $2.80, compared with $2.16 in 2010.
“We have visibility to macro trends from the consumer all the way back through the supply chain to cotton, and 2011 looks to be unfolding as we expected,” Noll said. “We believe this visibility coupled with our brand strength gives us a competitive advantage to manage our business in this inflationary environment.”
The company expects high single-digit net sales growth in the first quarter and double-digit growth thereafter. The primary contributors to sales growth are expected to be price increases partially offset by demand elasticity, the Gear For Sports acquisition (≈5 points of growth), and net shelf-space and consumer spending increases (≈1 to 2 points each).

HanesBrands Reports Fiscal 2010 Results and Fiscal 2011 Guidance — Page 3
The company expects to take price increases throughout 2011 as warranted by cost inflation, including multiple increases already put in place through late summer. The timing and frequency of price increases will vary by product category, channel of trade, and country, with some increases as frequently as quarterly. The magnitude of price increases also will vary — from flat to low-single digits up to 30 percent or more for cotton-intensive categories. Demand elasticity effects, which could be significant for higher double-digit price increases implemented later in the year, are manageable and will have a muted impact in 2011.
For profitability, the cadence of growth will vary by quarter. In the first quarter, both operating profit and EPS are expected to decrease slightly with higher input costs only being partially offset due to the timing of mid-quarter price increases. In the second quarter, operating profit is expected to increase by double-digits while EPS may decrease slightly due to a very low income tax rate in last year’s second quarter.
For the first three quarters, Hanes knows the majority of its costs, with cotton fixed through October. Current earnings expectations assume: fourth-quarter costs at existing market levels with product pricing adjusted accordingly; efficiency savings from supply chain optimization and the expected nonrecurrence of added 2010 costs to service strong growth; continued investment in trade and media spending consistent with the company’s historical rate; stable interest expense; and a higher full-year tax rate that could range from a percentage in the teens to the low 20s.
Given input inflation and higher product pricing, Hanes expects increased working capital needs, in particular for higher accounts receivables and inventories somewhat offset by increased inventory turns. A preliminary projection of free cash flow in 2011 is in the range of $100 million to $200 million but will depend on the effects of fourth-quarter costs and pricing on inventories and receivables, respectively. As is typical for Hanes, the company uses cash for the first two quarters and generates most of its cash late in the year.
For debt leverage, if the company achieves the midpoint of its EPS expectations, Hanes’ 2011 year-ending leverage ratio would be between 3.0 to 3.5 times EBITDA. Subsequent to the company’s debt refinancing in the fourth quarter, Moody’s Investor Services upgraded the company’s senior secured revolving credit facility to investment grade Baa3.
Note on Proprietary Information
Because Hanes believes that it has a competitive advantage in managing its business during an inflationary environment as a result of both its supply chain visibility and its extensive knowledge of consumer purchasing behavior, the company intends to treat certain data as proprietary information until actual results are reported. The company will refrain from disclosing cotton purchasing practices, forward-looking cotton-cost positions, the specific timing and magnitude of price increases, the effect of pricing on margins, and the expected elasticity effects of price increases on unit demand.

HanesBrands Reports Fiscal 2010 Results and Fiscal 2011 Guidance — Page 4
Note on Non-GAAP Terms and Definitions
Free cash flow, EBITDA and debt-to-EBITDA leverage ratio are not generally accepted accounting principle measures. Free cash flow is defined as net cash provided by operating activities less net capital expenditures. EBITDA is earnings before interest, taxes, depreciation and amortization. The debt-to-EBITDA ratio is calculated by dividing total debt by EBITDA. Hanes has chosen to provide these measures to investors to enable additional analyses of past, present and future operating performance and as a supplemental means of evaluating Hanes’ operations. This non-GAAP information should not be considered a substitute for financial information presented in accordance with GAAP and may be different from non-GAAP or other pro forma measures used by other companies. See Table 2 for more EBITDA information.
Cautionary Statement Concerning Forward-Looking Statements
Statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding our long-term goals and trends associated with our business. Examples of such statements include the statements that follow the heading “2011 Guidance and Macro Trend Discussion” above. These and other forward-looking statements are made only as of the date of this press release and are based on our current intent, beliefs, plans and expectations. They involve risks and uncertainties that could cause actual future results, performance or developments to differ materially from those described in or implied by such forward-looking statements. These risks and uncertainties include the following: our ability to successfully manage social, political, economic, legal and other conditions affecting our domestic and foreign operations and supply-chain sources; the impact of natural disasters; the impact of dramatic changes in the volatile market price of cotton and increases in prices of other materials used in our products; the impact of increases in prices of oil-related materials and other costs such as energy and utility costs; our ability to effectively manage our inventory and reduce inventory reserves; our ability to continue to effectively distribute our products through our distribution network; our ability to optimize our global supply chain; consumer spending levels and the price elasticity of our products; the risk of inflation or deflation; financial difficulties experienced by, or loss of or reduction in sales to, any of our top customers or groups of customers; gains and losses in the shelf space that our customers devote to our products; the highly competitive and evolving nature of the industry in which we compete; our ability to keep pace with changing consumer preferences; our debt and debt service requirements that restrict our operating and financial flexibility and impose interest and financing costs; the financial ratios that our debt instruments require us to maintain; future financial performance, including availability, terms and deployment of capital; our ability to comply with environmental and occupational health and safety laws and regulations; costs and adverse publicity from violations of labor or environmental laws by us or our suppliers; and other risks identified from time to time in our most recent Securities and Exchange Commission reports, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, registration statements, press releases and other communications. Except as required by law, the company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

HanesBrands Reports Fiscal 2010 Results and Fiscal 2011 Guidance — Page 5
HanesBrands
HanesBrands (NYSE:HBI) is a leading marketer of everyday basic apparel under some of the world’s strongest apparel brands, including Hanes, Champion, Playtex, Bali, JMS/Just My Size, barely there, Wonderbra and Gear For Sports. The company sells T-shirts, bras, panties, men’s underwear, children’s underwear, socks, hosiery, casualwear and activewear produced in the company’s low-cost global supply chain. Hanes has more than 50,000 employees in more than 25 countries and takes pride in its strong reputation for ethical business practices. More information about the company and its corporate social responsibility initiatives, including environmental, social compliance and community improvement achievements, may be found on the Hanes corporate website at www.hanesbrands.com. Hanes is a U.S. Environmental Protection Agency 2010 Energy Star Partner of the Year and ranks No. 91 on Newsweek magazine’s list of Top 500 greenest U.S. companies.
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TABLE 1
HANESBRANDS INC.
Condensed Consolidated Statements of Income
(Amounts in thousands, except per-share amounts)
(Unaudited)

	Quarter Ended			Year Ended
	January 1, 2011	January 2, 2010	% Change	January 1, 2011	January 2, 2010	% Change
Net sales	$1,149,659	$988,739	16.3%	$4,326,713	$3,891,275	11.2%

Cost of sales	801,001	665,412		2,911,944	2,626,001

Gross profit	348,658	323,327	7.8%	1,414,769	1,265,274	11.8%
As a % of net sales	30.3%	32.7%		32.7%	32.5%

Selling, general and administrative expenses	267,047	238,326		1,010,581	940,530
As a % of net sales	23.2%	24.1%		23.4%	24.2%

Restructuring	—	7,569		—	53,888

Operating profit	81,611	77,432	5.4%	404,188	270,856	49.2%
As a % of net sales	7.1%	7.8%		9.3%	7.0%

Other expenses	15,093	42,764		20,221	49,301
Interest expense, net	39,842	38,731		150,236	163,279

Income (loss) before income tax expense (benefit)	26,676	(4,063)		233,731	58,276
Income tax expense (benefit)	(1,380)	(2,981)		22,438	6,993

Net income (loss)	$28,056	$(1,082)	NM	$211,293	$51,283	312.0%

Earnings (loss) per share:
Basic	$0.29	$(0.01)		$2.19	$0.54
Diluted	$0.29	$(0.01)	NM	$2.16	$0.54	300.0%

Weighted average shares outstanding:
Basic	96,722	96,054		96,500	95,158
Diluted	98,061	96,054		97,774	95,668

TABLE 2
HANESBRANDS INC.
Supplemental Financial Information
(Dollars in thousands)
(Unaudited)

	Quarter Ended			Year Ended
	January 1, 2011	January 2, 2010	% Change	January 1, 2011	January 2, 2010	% Change
Segment net sales:
Innerwear	$490,369	$439,712	11.5%	$2,012,922	$1,833,616	9.8%
Outerwear	365,282	279,050	30.9%	1,259,935	1,051,735	19.8%
Hosiery	49,507	54,384	-9.0%	166,780	185,710	-10.2%
Direct to Consumer	99,167	94,681	4.7%	377,847	369,739	2.2%
International	145,334	120,263	20.8%	509,229	437,804	16.3%
Other	—	649	-100.0%	—	12,671	-100.0%

Total net sales	$1,149,659	$988,739	16.3%	$4,326,713	$3,891,275	11.2%

Segment operating profit (loss):
Innerwear	$43,893	$49,006	-10.4%	$263,368	$234,352	12.4%
Outerwear	21,025	21,181	-0.7%	77,656	53,050	46.4%
Hosiery	14,911	18,712	-20.3%	53,583	61,070	-12.3%
Direct to Consumer	7,297	7,989	-8.7%	25,880	37,178	-30.4%
International	16,976	12,717	33.5%	59,368	44,688	32.8%
General corporate expenses/other	(22,491)	(15,190)	48.1%	(75,667)	(89,734)	-15.7%
Restructuring and related expenses	—	(16,983)	-100.0%	—	(69,748)	-100.0%

Total operating profit	$81,611	$77,432	5.4%	$404,188	$270,856	49.2%

EBITDA[1]:
Net income (loss)	$28,056	$(1,082)		$211,293	$51,283
Interest expense, net	39,842	38,731		150,236	163,279
Income tax expense (benefit)	(1,380)	(2,981)		22,438	6,993
Depreciation and amortization	23,334	29,986		86,612	96,755

Total EBITDA	$89,852	$64,654	39.0%	$470,579	$318,310	47.8%

1	Earnings before interest, taxes, depreciation and amortization is a non-GAAP financial measure. HanesBrands has chosen to provide the EBITDA measure to investors to enable additional analyses of past, present and future operating performance and as a supplemental means of evaluating HanesBrands’ operations. This non-GAAP information should not be considered a substitute for financial information presented in accordance with generally accepted accounting principles and may be different from non-GAAP or other pro forma measures used by other companies.

TABLE 3
HANESBRANDS INC.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	January 1, 2011	January 2, 2010
Assets
Cash and cash equivalents	$43,671	$38,943
Trade accounts receivable, net	503,243	450,541
Inventories	1,322,719	1,049,204
Other current assets	280,337	283,869

Total current assets	2,149,970	1,822,557

Property, net	631,254	602,826
Intangible assets and goodwill	608,766	458,216

Other noncurrent assets	400,012	442,965

Total assets	$3,790,002	$3,326,564

Liabilities
Accounts payable and accrued liabilities	$688,672	$647,606
Notes payable	50,678	66,681
Current portion of debt	90,000	164,688

Total current liabilities	829,350	878,975

Long-term debt	1,990,735	1,727,547
Other noncurrent liabilities	407,243	385,323

Total liabilities	3,227,328	2,991,845

Equity	562,674	334,719

Total liabilities and equity	$3,790,002	$3,326,564

TABLE 4
HANESBRANDS INC.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Year Ended
	January 1, 2011	January 2, 2010
Operating Activities:
Net income	$211,293	$51,283
Depreciation and amortization	86,612	96,755
Other noncash items	78,935	86,396
Changes in assets and liabilities, net	(243,786)	180,070

Net cash provided by operating activities	133,054	414,504

Investing Activities:
Purchases of property and equipment, net, and other	(283,995)	(88,844)

Financing Activities:
Net borrowings (repayments) on notes payable, debt and other	155,685	(354,174)

Effect of changes in foreign currency exchange rates on cash	(16)	115

Increase (decrease) in cash and cash equivalents	4,728	(28,399)

Cash and cash equivalents at beginning of year	38,943	67,342

Cash and cash equivalents at end of year	$43,671	$38,943